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                                                                    EXHIBIT 99.1

(WEATHERFORD LOGO)                                                  News Release


        WEATHERFORD ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON SHARES

HOUSTON, June 30, 2003 - - Weatherford International Ltd. (NYSE: WFT) today announced that it has entered into an underwriting agreement with Lehman Brothers to sell 10,000,000 common shares. Lehman Brothers will act as the sole underwriter. The company has also granted to Lehman Brothers an over-allotment option to purchase up to an additional 1,500,000 common shares. The common shares will be issued under Weatherford's universal shelf registration statement. Weatherford expects the issuance and delivery of the common shares to occur on July 3, 2003.

Weatherford currently intends to use the net proceeds from the offering of the common shares, estimated at approximately $400 million (assuming no exercise of the over-allotment option), to redeem all of its outstanding 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. If the over-allotment option is exercised, remaining proceeds will be used for general corporate purposes, including acquisitions.

Copies of the prospectus and prospectus supplement related to this offering may be obtained from Lehman Brothers c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.

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Contact: Lisa Rodriguez (713) 693-4746


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.